HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER FISCAL YEAR 2021

MUSCATINE, Iowa (July 29, 2021) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended July 3, 2021 of $510.5 million and net income of $17.4 million. GAAP net income per diluted share was $0.39, compared to $0.29 in the prior year. Non-GAAP net income per diluted share was $0.40, compared to $0.20 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Second Quarter Highlights
•Non-GAAP EPS doubled vs. prior year: Second quarter 2021 non-GAAP EPS increased 100 percent year-over-year despite a challenging inflationary environment and the return of costs related to temporary actions taken in the prior-year quarter. The profit growth was driven by increased volume and higher productivity.
•Exceptional performance in Residential Building Products: Second quarter 2021 revenue grew 51 percent, organically, on a year-over-year basis, and operating margin expanded 530 basis points from prior-year quarter. Segment operating profit more than doubled versus second quarter 2020 levels.
•Recovery in Workplace Furnishings: Second quarter 2021 revenue was up approximately nine percent from the second quarter of 2020, on an organic basis. Segment non-GAAP operating profit increased more than 20 percent year-over-year.

“Our members again executed at a high level during the second quarter—delivering substantial year-over-year profit improvement. Our industry leading Residential Building Products platform continues to drive exceptional growth, and we are capitalizing on the beginnings of the post-pandemic recovery in Workplace Furnishings. Our strong growth and the macro-economic environment presented new challenges related to labor availability, supply chain capacity, and inflation. Our teams managed through those challenges to deliver strong results. Overall, the second quarter shows the power of our diversified revenue streams, our ability to react quickly to changing market dynamics, and our overall operational capability,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	July 3, 2021	June 27, 2020	Change
GAAP
Net Sales	$510.5	$417.5	22.3%
Gross Profit %	36.8%	36.1%	70	bps
SG&A %	32.0%	32.6%	-60	bps
Operating Income	$24.7	$14.8	66.3%
Operating Income %	4.8%	3.6%	120	bps
Effective Tax Rate	23.7%	2.7%
Net Income %	3.4%	3.0%	40	bps
EPS – diluted	$0.39	$0.29	34.5%

Non-GAAP
Gross Profit %	36.8%	36.1%	70	bps
Operating Income	$25.3	$14.8	70.7%
Operating Income %	5.0%	3.6%	140	bps
EPS – diluted	$0.40	$0.20	100.0%

Second Quarter Summary Comments
•Consolidated net sales increased 22.3 percent from the prior-year quarter to $510.5 million. On an organic basis, sales increased 19.8 percent year-over-year. The acquisition of Design Public Group ("DPG") in the fourth quarter of 2020 increased year-over-year sales by $8.7 million, and the acquisition of residential building products distributors in 2020 and 2021 increased year-over-year sales by $1.5 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin expanded 70 basis points compared to the prior-year quarter. This increase was primarily driven by higher volume and improved net productivity, partially offset by unfavorable price-cost and the return of costs related to temporary actions taken in the prior-year quarter.
•Selling and administrative expenses as a percent of sales decreased 60 basis points compared to the prior-year quarter. The decrease was driven by improved leverage from higher volume, partially offset by the return of costs related to temporary actions taken in the prior-year quarter, higher investment spend, increased freight costs, and normalized variable compensation. Included in current-year quarter SG&A was $0.6 million of one-time costs from exiting Workplace Furnishings showrooms.
•Non-GAAP net income per diluted share was $0.40 compared to $0.20 in the prior-year quarter.  The $0.20 increase was due to higher volume and improved net productivity, partially offset by unfavorable price-cost, the return of costs related to temporary actions taken in the prior-year quarter, higher investment spend, and normalized variable compensation.

•Non-GAAP EPS in the prior-year quarter included an effective tax rate of 32.5 percent, compared to a GAAP tax rate of 2.7 percent. The higher non-GAAP tax rate was related to timing of the tax impact from one-time charges recorded in first quarter 2020.
Second Quarter Orders
•Orders in the Workplace Furnishings segment increased more than 30 percent year-over-year, led by activity with small to mid-sized customers. Public sector demand remained strong, and domestic contract orders recovered—increasing more than 23 percent from second quarter 2020 levels.
•Normalized orders in the Residential Building Products segment increased more than 50 percent compared to the prior-year quarter, with the trend moderating somewhat as the quarter progressed as year-ago comparisons increased. Remodel-retrofit and new construction were both strong throughout the quarter.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 3, 2021	June 27, 2020	Change
GAAP
Net Sales	$344.1	$308.1	11.7%
Operating Profit	$8.8	$7.8	12.5%
Operating Profit %	2.5%	2.5%	0	bps

Non-GAAP
Operating Profit	$9.4	$7.8	20.8%
Operating Profit %	2.7%	2.5%	20	bps

•Workplace Furnishings net sales increased 11.7 percent from the prior-year quarter to $344.1 million. On an organic basis, sales increased 8.9 percent year-over-year. The acquisition of DPG in the fourth quarter of 2020 increased sales by $8.7 million compared to the prior-year quarter.
•Workplace Furnishings GAAP operating profit margin was flat versus the prior-year quarter. On a non-GAAP basis, segment operating margin expanded 20 basis points year-over-year driven by higher volume and improved productivity, partially offset by unfavorable price-cost and the return of costs related to temporary actions taken in the prior-year quarter.
•The Workplace Furnishings segment recorded $0.6 million of one-time costs in the current-year quarter from exiting showrooms.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 3, 2021	June 27, 2020	Change
GAAP
Net Sales	$166.3	$109.4	52.1%
Operating Profit	$30.5	$14.4	112.5%
Operating Profit %	18.4%	13.1%	530	bps

Non-GAAP
Operating Profit	$30.5	$14.4	112.5%
Operating Profit %	18.4%	13.1%	530	bps

•Residential Building Products net sales increased 52.1 percent from the prior-year quarter to $166.3 million. On an organic basis, sales increased 50.7 percent year-over-year. The impact of building products distributors acquired in 2020 and 2021 increased sales $1.5 million compared to the prior-year quarter.
•Residential Building Products operating profit margin expanded 530 basis points, primarily driven by strong volume growth, partially offset by unfavorable price-cost, normalized variable compensation, the return of costs related to temporary actions taken in the prior-year quarter, and higher investment spend.

Third Quarter 2021 Outlook
•Strong consolidated growth: The Corporation expects consolidated revenue to grow in the mid-20 percent range compared to the prior-year quarter. This outlook includes the impact of headwinds from labor availability and supply chain constraints.
•Residential Building Products revenue: Recent order trends, new home construction activity, the outlook for remodel/retrofit demand, and expected benefits tied to multiple growth initiatives, combine to suggest growth rates in the mid-to-high 20 percent range compared to the prior-year quarter, including the impact of constraints.
•Workplace Furnishings revenue: Strong second quarter order trends, continued momentum with office re-entry activity, and a low prior-year comparable suggest a growth rate, including acquisition impacts, in the low-to-mid-20 percent range on a year-over-year basis, net of the impact from constraints.
•Profitability drivers: Compared to the prior-year quarter, the Corporation expects the impact of strong volume growth to be mostly offset by cost challenges related to inflationary pressures, increased growth investments, and the return of costs associated with temporary actions taken in the prior year. The Corporation expects profit growth to accelerate after the third quarter as recent price actions become effective and temporary cost actions taken during the pandemic are anniversaried.

Concluding Remarks
“Looking to the remainder of 2021 and into 2022, we remain optimistic about our businesses and our markets. We continue to gain momentum in Workplace Furnishings, where our winning customer experiences, multiple strategic investments, and operational excellence provide a competitive advantage as the market recovers. In addition, our unique, industry-leading Residential Building Products platform is positioned for sustained long-term growth. Our growth strategies in this segment continue to gain traction, and we see strong demand supported by demographics and low housing inventories.

I am extremely proud of and grateful for the efforts of all HNI members. As we move through the next stage of the recovery, we do so positioned to grow revenue, expand margins, and increase cash flow,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Thursday, July 29, 2021 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2021 results. To participate, call 1-833-522-0258 – conference ID number 9696837. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Thursday, July 29, 2021 at 1:00 p.m. (Central) through Thursday, August 5, 2021, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-585-8367 or 416-621-4642 – Conference ID: 9696837.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$510,455	$417,456	$994,748	$886,161
Cost of sales	322,593	266,551	626,940	559,238
Gross profit	187,862	150,905	367,808	326,923
Selling and administrative expenses	163,175	136,063	320,521	303,148
Impairment charges	—	—	—	32,661
Operating income (loss)	24,687	14,842	47,287	(8,886)
Interest expense, net	1,857	1,943	3,612	3,754
Income (loss) before income taxes	22,830	12,899	43,675	(12,640)
Income taxes	5,418	345	11,245	(1,299)
Net income (loss)	17,412	12,554	32,430	(11,341)
Less: Net loss attributable to non-controlling interest	(2)	(2)	(3)	(2)
Net income (loss) attributable to HNI Corporation	$17,414	$12,556	$32,433	$(11,339)

Average number of common shares outstanding – basic	43,776	42,640	43,469	42,634
Net income (loss) attributable to HNI Corporation per common share – basic	$0.40	$0.29	$0.75	$(0.27)
Average number of common shares outstanding – diluted	44,481	42,929	43,986	42,634
Net income (loss) attributable to HNI Corporation per common share – diluted	$0.39	$0.29	$0.74	$(0.27)

Foreign currency translation adjustments	$194	$45	$62	$(555)
Change in unrealized gains (losses) on marketable securities, net of tax	(25)	244	(125)	302
Change in derivative financial instruments, net of tax	143	(283)	406	(2,499)
Other comprehensive income (loss), net of tax	312	6	343	(2,752)
Comprehensive income (loss)	17,724	12,560	32,773	(14,093)
Less: Comprehensive loss attributable to non-controlling interest	(2)	(2)	(3)	(2)
Comprehensive income (loss) attributable to HNI Corporation	$17,726	$12,562	$32,776	$(14,091)

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 3, 2021	January 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$118,498	$116,120
Short-term investments	102	1,687
Receivables	213,925	207,971
Allowance for doubtful accounts	(4,365)	(5,514)
Inventories	187,467	137,811
Prepaid expenses and other current assets	47,571	37,660
Total Current Assets	563,198	495,735
Property, Plant, and Equipment:
Land and land improvements	29,974	29,691
Buildings	293,842	293,708
Machinery and equipment	580,730	578,643
Construction in progress	24,310	17,750
	928,856	919,792
Less accumulated depreciation	568,551	553,835
Net Property, Plant, and Equipment	360,305	365,957
Right-of-use Finance Leases	9,671	6,095
Right-of-use Operating Leases	66,254	70,219
Goodwill and Other Intangible Assets	451,624	458,896
Other Assets	26,136	21,130
Total Assets	$1,477,188	$1,418,032
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$420,706	$413,638
Current maturities of long-term debt	3,955	841
Current maturities of other long-term obligations	4,119	2,990
Current lease obligations - Finance	2,439	1,589
Current lease obligations - Operating	19,680	19,970
Total Current Liabilities	450,899	439,028
Long-Term Debt	174,566	174,524
Long-Term Lease Obligations - Finance	7,193	4,516
Long-Term Lease Obligations - Operating	50,710	53,249
Other Long-Term Liabilities	85,710	81,264
Deferred Income Taxes	73,327	74,706
Total Liabilities	842,405	827,287
Equity:
HNI Corporation shareholders' equity	634,460	590,419
Non-controlling interest	323	326
Total Equity	634,783	590,745
Total Liabilities and Equity	$1,477,188	$1,418,032

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	July 3, 2021	June 27, 2020
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$32,430	$(11,341)
Non-cash items included in net income:
Depreciation and amortization	41,139	38,605
Other post-retirement and post-employment benefits	664	736
Stock-based compensation	7,788	5,659
Reduction in carrying amount of right-of-use assets	13,081	11,342
Deferred income taxes	(1,430)	1,092
Impairment of goodwill and intangible assets	—	32,661
Other – net	3,211	(284)
Net increase (decrease) in operating assets and liabilities	(62,905)	(49,631)
Increase (decrease) in other liabilities	3,305	(1,019)
Net cash flows from (to) operating activities	37,283	27,820

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(26,215)	(15,739)
Proceeds from sale of property, plant, and equipment	151	69
Acquisition spending, net of cash acquired	(1,529)	(10,857)
Capitalized software	(6,078)	(5,037)
Purchase of investments	(2,375)	(1,631)
Sales or maturities of investments	2,393	1,043
Net cash flows from (to) investing activities	(33,653)	(32,152)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(648)	(73,828)
Proceeds from long-term debt	3,785	82,129
Dividends paid	(26,841)	(26,040)
Purchase of HNI Corporation common stock	(6,543)	(6,764)
Proceeds from sales of HNI Corporation common stock	29,320	1,294
Other – net	(325)	1,672
Net cash flows from (to) financing activities	(1,252)	(21,537)

Net increase (decrease) in cash and cash equivalents	2,378	(25,869)
Cash and cash equivalents at beginning of period	116,120	52,073
Cash and cash equivalents at end of period	$118,498	$26,204

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net Sales:
Workplace furnishings	$344,137	$308,081	$646,885	$646,467
Residential building products	166,318	109,375	347,863	239,694
Total	$510,455	$417,456	$994,748	$886,161

Income (Loss) Before Income Taxes:
Workplace furnishings	$8,756	$7,785	$5,685	$(25,446)
Residential building products	30,525	14,365	70,374	35,036
General corporate	(14,594)	(7,308)	(28,772)	(18,476)
Operating Income (Loss)	24,687	14,842	47,287	(8,886)
Interest expense, net	1,857	1,943	3,612	3,754
Total	$22,830	$12,899	$43,675	$(12,640)

Depreciation and Amortization Expense:
Workplace furnishings	$12,051	$10,782	$24,035	$22,113
Residential building products	2,448	2,318	4,858	4,624
General corporate	6,177	6,019	12,246	11,868
Total	$20,676	$19,119	$41,139	$38,605

Capital Expenditures (including capitalized software):
Workplace furnishings	$7,017	$4,293	$17,504	$11,394
Residential building products	1,947	206	6,657	3,179
General corporate	4,365	3,118	8,132	6,203
Total	$13,329	$7,617	$32,293	$20,776

			As of July 3, 2021	As of January 2, 2021
Identifiable Assets:
Workplace furnishings			$784,880	$762,780
Residential building products			408,333	381,550
General corporate			283,975	273,702
Total			$1,477,188	$1,418,032

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release uses the following non-GAAP financial measures: organic sales, gross profit, operating income (loss), operating profit (loss), income taxes, net income (loss), and net income (loss) per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the year, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at the non-GAAP organic sales information included in this earnings release excludes the impact of acquiring DPG and residential building products distributors. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release include non-recurring costs related to the COVID-19 pandemic.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 3, 2021			June 27, 2020
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$344.1	$166.3	$510.5	$308.1	$109.4	$417.5
% change from PY	11.7%	52.1%	22.3%

Less: Acquisitions	8.7	1.5	10.2	—	—	—

Organic Sales (non-GAAP)	$335.4	$164.8	$500.2	$308.1	$109.4	$417.5
% change from PY	8.9%	50.7%	19.8%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended July 3, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$187.9	$24.7	$5.4	$17.4	$0.39
% of net sales	36.8%	4.8%		3.4%
Tax %			23.7%

COVID-19 costs	—	0.6	0.2	0.5	0.01

Results (non-GAAP)	$187.9	$25.3	$5.6	$17.9	$0.40
% of net sales	36.8%	5.0%		3.5%
Tax %			23.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended June 27, 2020
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$150.9	$14.8	$0.3	$12.6	$0.29
% of net sales	36.1%	3.6%		3.0%
Tax %			2.7%

Income tax adjustment	—	—	3.8	(3.8)	(0.09)

Results (non-GAAP)	$150.9	$14.8	$4.2	$8.7	$0.20
% of net sales	36.1%	3.6%		2.1%
Tax %			32.5%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	July 3, 2021	June 27, 2020	Percent Change
Operating profit as reported (GAAP)	$8.8	$7.8	12.5%
% of net sales	2.5%	2.5%

COVID-19 costs	0.6	—

Operating profit (non-GAAP)	$9.4	$7.8	20.8%
% of net sales	2.7%	2.5%